                                                                     Exhibit 4.5


                         SAUER INC.

                         NON-EMPLOYEE DIRECTOR
                         STOCK OPTION AND
                         RESTRICTED STOCK PLAN


                        Effective April 22, 1998

CONTENTS



Article 1. Establishment, Purpose, and Duration                          1

Article 2. Definitions                                                   1

Article 3. Administration                                                4

Article 4. Shares Subject to the Plan                                    4

Article 5. Eligibility and Participation                                 5

Article 6. Non-qualified Stock Options                                   5

Article 7. Restricted Stock                                              7

Article 8. Change in Control                                             8

Article 9. Amendment, Modification, and Termination                      9

Article 10. Withholding                                                  9

Article 11. Miscellaneous                                                9

                                   SAUER INC.
          NON-EMPLOYEE DIRECTOR STOCK OPTION AND RESTRICTED STOCK PLAN

ARTICLE 1. ESTABLISHMENT, PURPOSE, AND DURATION

   1.1 ESTABLISHMENT OF THE PLAN. Sauer Inc., a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Sauer Inc. Non-employee Director Stock Option and Restricted Stock Plan" (the "Plan"), as set forth in this document. The Plan permits the grant of Non-qualified Stock Options and Shares of Restricted Stock, subject to the terms and provisions set forth herein.

   Subject to approval by the Company's stockholders, the Plan shall become effective as of April 22, 1998 (the "Effective Date"), and shall remain in effect as provided in Section 1.3 hereof.

   1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the achievement of long-term objectives of the Company by linking the personal interests of Non-employee Directors to those of Company shareholders, and to attract and retain Non-employee Directors of outstanding competence.

   1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 9 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may Stock Options or Restricted Stock be granted under the Plan on or after April 21, 2008.

ARTICLE 2. DEFINITIONS

   Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      (a) "AWARD" means the grant of a Stock Option and/or the grant of Restricted Stock hereunder.

      (b) "AWARD AGREEMENT" means an agreement entered into by and between the Company and a Non-employee Director, setting forth the terms and provisions applicable to an Option and/or Restricted Stock grant under the Plan.

      (c) "BENEFICIAL OWNER" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

      (d) "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

      (e) "CHANGE IN CONTROL" of the Company means, and shall be deemed to have occurred upon, any of the following events:

            (i) Any Person (other than those Persons in control of the Company as of the Effective Date, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities; or

            (ii) During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new Director, whose election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority thereof; or

            (iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all the Company's assets; or (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

              However, in no event shall a "Change in Control" be deemed to have occurred, with respect to a Participant, if the Participant is part of a purchasing group which consummates the Change-in-Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for (i) passive ownership of less than one percent (1%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

      (f) "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      (g)   "COMPANY" means Sauer Inc., a Delaware corporation.

      (h) "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

      (i) "DISABILITY" shall have the meaning ascribed to it in the Company's governing long-term disability plan.

      (j) "EMPLOYEE" means any employee of the Company or of the Company's Subsidiaries. For purposes of the Plan, an individual whose only employment relationship with the Company is as a Director or Chairman of the Board shall not be deemed to be an Employee.

      (k) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      (l) "FAIR MARKET VALUE" shall be determined on the basis of the closing sale price on the New York Stock Exchange, or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported. If the shares are not traded on the New York Stock Exchange, Fair Market Value shall be determined by the Committee in its absolute discretion, such amount to be calculated pursuant to the formula established under the Sauer, Inc. 1996 Phantom Stock Plan, which Formula is hereby incorporated by reference and made a part hereof.

      (m) "1998 INITIAL PUBLIC OFFERING" means the initial public offering of Common Stock of the Company in the United States, Europe, and elsewhere as described in the Form S-1 filed with the Securities and Exchange Commission on March 20, 1998.

      (n) "NON-EMPLOYEE DIRECTOR" means a Director who is not also an Employee.

      (o) "NON-QUALIFIED STOCK OPTION," "NQSO," or "OPTION" means an option to purchase Shares, granted under Article 6 herein.

      (p) "OPTION PRICE" means the price at which a Share may be purchased pursuant to an Option.

      (q) "PARTICIPANT" means a Non-employee Director of the Company, who has an outstanding Option and/or Restricted Stock grant under the Plan.

      (r) "RESTRICTED STOCK" means a grant of Shares that is subject to certain restrictions, as provided in Article 7 herein.

      (s)   "SHARES" means the shares of Common Stock of the Company.

      (t) "SUBSIDIARY" means any corporation, limited liability company, partnership, joint venture, affiliate, or other entity in which the Company has a majority voting interest.

ARTICLE 3. ADMINISTRATION

   3.1 THE BOARD OF DIRECTORS. The Plan shall be administered by the Board (excluding those Directors who are eligible to be Participants under the Plan), subject to the restrictions set forth in the Plan. The Board shall have the authority to delegate its authority to any committee appointed by the Board. To the extent that the Board has delegated any authority and responsibility under the Plan to such a committee, all applicable references to the Board in the Plan shall be to such committee.

      ADMINISTRATION BY THE BOARD. The Board shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions. In addition, the Board shall have the power to determine Plan eligibility, to determine the number, the value, the vesting period, the timing, and other terms and conditions of Options and Restricted Stock to be granted under the Plan. The Board shall also have full power to construe and interpret the Plan and any agreement or instrument entered into under the Plan, including but not limited to Award Agreements; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 9 herein) amend the terms and conditions of any Option and Restricted Stock granted hereunder. Further, the Board shall make all other determinations which may be necessary or advisable for the administration of the Plan.

      DECISION BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

ARTICLE 4. SHARES SUBJECT TO THE PLAN

   4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3 herein, the number of Shares hereby reserved for issuance under the Plan shall be two hundred fifty thousand (250,000). The grant of an Award shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

   4.2 LAPSED AWARDS. If any Award granted under the Plan is canceled, terminates, expires, or lapses for any reason, any Share underlying such Award again shall be available for grant under the Plan.

   4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares which may be delivered under Section 4.1 herein and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

   Persons eligible to participate in the Plan are limited to Non-employee Directors who are serving on the Board on the date of each scheduled grant under the Plan.

ARTICLE 6. NON-QUALIFIED STOCK OPTIONS

   6.1 GRANTS OF OPTIONS. During the time period beginning as of the Effective Date and ending April 21, 2008, and subject to the limitation on the number of Shares subject to the Plan, on the day following each annual meeting of the Company's stockholders, beginning with the first annual meeting after consummation of the Company's 1998 Initial Public Offering during which the Board agrees that these automatic annual Stock Option grants should begin, each Non-employee Director shall be granted a Non-qualified Stock

Option to purchase such number of Shares as the Board shall determine in its absolute discretion, effective as of each such day following the annual stockholders' meeting. However, the Board has the absolute discretion to make additional Non-qualified Stock Option grants to Non-employee Directors at any time and to determine the number of shares to which each such Option pertains. The grants of and number of Shares pertaining to Non-qualified Stock Options need not be uniform amongst the Participants. The specific terms and provisions of such Non-qualified Stock Options shall be incorporated in Award Agreements, executed pursuant to Section 6.2 of the Plan.

   6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Board shall determine.

   6.3 OPTION PRICE. Unless otherwise designated by the Board at the time of grant, the Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.

   6.4 DURATION OF OPTIONS. Each Option granted to a Participant shall expire at such time as the Board shall determine at the time of grant; provided, however, that unless otherwise designated by the Board at the time of grant, no Option shall be exercisable later than the tenth anniversary date of its grant.

   6.5 VESTING OF SHARES SUBJECT TO OPTION. Unless otherwise designated by the Board, all Options granted under this Plan shall vest one hundred percent (100%) and shall be exercisable in whole or in part on the date of grant, and shall remain exercisable in whole or in part, at any time and from time to time, until the tenth anniversary of their grant date.

   6.6 TERMINATION OF DIRECTORSHIP. Unless otherwise designated by the Board, all unvested Options will be forfeited upon termination of service from the Board for any reason.

   Unless otherwise designated by the Board, in the event of death or Disability of a Participant, all vested Options held by such Participant shall remain exercisable at any time prior to such Option's expiration date, or for one (1) year after the date of death or the date of Disability as determined by the Board, whichever period is shorter, by the Participant or such person or persons that have acquired the Participant's rights under the Option by will or by the laws of descent and distribution. For reasons other than death or Disability, all vested Options shall remain exercisable for six (6) months following the date the Director's service on the Board terminates or until their expiration date, whichever period is shorter.

   6.7 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

   The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having a Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares tendered upon Option exercise have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).

   The Board also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Board determines to be consistent with the Plan's purpose and applicable law.

   As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased pursuant to the exercise of the Option.

   6.8 RESTRICTIONS ON SHARE TRANSFERABILITY. The Board may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

   6.9 NONTRANSFERABILITY OF OPTIONS. Except as otherwise determined by the Board and provided in a Participant's Award Agreement, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise determined by the Board and provided in a Participant's Award Agreement, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant, or in the event of Disability, by his or her legal representative if one is appointed.

   6.10 RIGHTS WITH RESPECT TO SHARES. No Participant or beneficiary, as applicable, shall have rights as a shareholder with respect to any Shares issuable pursuant to an Option until the date of issuance of a stock certificate to the Participant or beneficiary, as applicable, for such Shares. Except as provided in Section 4.3, no adjustment shall be made for dividends, distributions, or other rights for which a record date is prior to the date such stock certificate is issued.

ARTICLE 7. RESTRICTED STOCK

   7.1 GRANT OF RESTRICTED STOCK. Subject to the limitation on the number of Shares subject to the Plan, beginning with the first meeting of the Board after the consummation of the 1998 Initial Public Offering during which the Board agrees that these automatic Restricted Stock grants should begin, upon first being elected or appointed to the Board, newly elected or appointed Non-employee Directors will each receive a one-time grant of such number of Shares of Restricted Stock as the Board shall determine in its absolute discretion, on the day following such election or appointment. Those persons who are currently Non-employee Directors and who continue as Non-employee Directors will each also receive a one-time grant of such number of Shares of Restricted Stock as the Board shall determine in its absolute discretion, on the day following the first meeting of the Board after the consummation of the 1998 Initial Public Offering. However, the Board has the absolute discretion to provide additional grants of Restricted Stock to Non-employee Directors at any time and to determine the number of Shares pertaining to each such grant. The number of Shares pertaining to grants of Restricted Stock need not be uniform amongst the Participants. The specific terms and provisions of such Restricted Stock grants shall be incorporated in an Award Agreement, executed pursuant to
Section 7.2 of the Plan.

   7.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Board shall determine.

   7.3 VESTING OF RESTRICTED STOCK. Unless otherwise designated by the Board, all Shares of Restricted Stock granted under this Plan shall vest ratably over a three (3) year period such that one-third (1/3) of the award vests on each anniversary of the date of grant.

   7.4 RESTRICTIONS ON SHARE TRANSFERABILITY. The Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable vesting period established by the Board and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Board in its sole discretion and set forth in the Restricted Stock Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

   7.5 OTHER RESTRICTIONS. The Board may impose other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, divisional, and/or individual), time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws or other statutes.

   The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied and such certificates shall bear an appropriate legend referring to the restrictions applicable thereto.

   If and to the extent that the restrictions and other terms and conditions applicable to Shares of Restricted Stock are not satisfied, such Shares and any dividends or other rights applicable thereto shall be forfeited and reacquired by the Company, and all rights of the Participant shall terminate to the extent of the forfeiture without further obligation on the part of the Company.

   Except as otherwise provided in this Article 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable vesting period.

   7.6 VOTING RIGHTS. Unless otherwise designated by the Board at the time of grant, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the vesting period.

   7.7 DIVIDENDS AND OTHER DISTRIBUTIONS. Unless otherwise designated by the Board at the time of grant, Participants holding Shares of Restricted Stock granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the vesting period. The Board may apply any restrictions to the dividends that the Board deems appropriate.

   7.8 TERMINATION OF DIRECTORSHIP. Unless otherwise designated by the Board, all unvested Shares of Restricted Stock will be forfeited upon termination of service from the Board for any reason.

ARTICLE 8. CHANGE IN CONTROL

   8.1 TREATMENT OF OUTSTANDING AWARDS. Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

              (a) To the extent that any Options granted hereunder are not already vested, any and all Options shall become immediately exercisable, and shall remain exercisable throughout their entire term.

              (b) Any restriction periods and restrictions imposed on outstanding Restricted Stock grants shall immediately lapse.

   8.2 TERMINATION, AMENDMENT, AND MODIFICATION OF CHANGE-IN-CONTROL PROVISIONS. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 8 may not be terminated, amended, or modified to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, that the Board may terminate, amend, or modify this Article 8 at any time and from time to time prior to the date of a Change in Control to affect Awards not yet granted under the Plan.

ARTICLE 9. AMENDMENT, MODIFICATION, AND TERMINATION

   9.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that unless the Board specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by stockholders, shall not be effective unless and until such approval of stockholders of the Company is obtained.

   9.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding the Award.

ARTICLE 10. WITHHOLDING

   10.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

   10.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Board, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems important.

ARTICLE 11. MISCELLANEOUS

   11.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

   11.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   11.3 BENEFICIARY DESIGNATION. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

   11.4 NO RIGHT OF NOMINATION. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders.

   11.5 SHARES AVAILABLE. The Shares made available pursuant to the Plan may be either authorized but unissued Shares, or Shares which have been or may be reacquired by the Company, as determined from time to time by the Board.

   11.6 SUCCESSORS. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

   11.7 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

   11.8 GOVERNING LAW. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Delaware.